Exhibit 99.1

                   Neiman Marcus, Inc. Reports April Revenues

     DALLAS--(BUSINESS WIRE)--May 10, 2007--Neiman Marcus, Inc. announced the following preliminary company-wide revenues:


                                  4 weeks ended
                          April 28,          April 29,
                             2007               2006         % Change
                      ------------------- ----------------- ----------

Total Revenues           $346 million       $335 million          3.0%

Comparable Revenues      $339 million       $335 million          1.0%


                                 13 weeks ended
                              (3rd Fiscal Quarter)
                           April 28,        April 29,
                             2007              2006          % Change
                       ----------------- ----------------- -----------

Total Revenues          $1,073 million     $992 million           8.2%

Comparable Revenues     $1,053 million     $992 million           6.1%


     All figures have been adjusted to exclude the revenues of Gurwitch Products, L.L.C. and Kate Spade LLC.

     In the four-week April period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 0.8 percent. Revenue growth trends were the strongest in the Company's stores in the Midwest and New York City. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included designer handbags, dresses, shoes, designer jewelry and beauty.

     Comparable revenues at Neiman Marcus Direct in the four-week April period increased 2.0 percent. The top selling merchandise categories in the Direct Marketing segment included women's contemporary sportswear, designer shoes and handbags, jewelry and men's suits and furnishings.

     The Company shifted the timing of certain marketing events within its fiscal 2007 third quarter compared to last year. Comparable revenues for Neiman Marcus, Inc. for the third quarter of fiscal year 2007 increased 6.1 percent, while the increase for the same period last year was 7.3 percent. For the third quarter of fiscal year 2007, Specialty Retail Stores comparable revenues increased 5.6 percent, including a 4.8 percent increase at Neiman Marcus Stores and an 11.1 percent increase at Bergdorf Goodman. Neiman Marcus Direct third quarter fiscal year 2007 revenues were 8.7 percent above last year.

     Neiman Marcus, Inc. plans to report third quarter earnings on Thursday, June 7, 2007. The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week third quarter.

     Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

     From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

     The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the Company's success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company's senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.

     These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.


     CONTACT: Neiman Marcus, Inc.
              James E. Skinner, 214-757-2954
              Senior Vice President and Chief Financial Officer or
              Stacie Shirley, 214-757-2967
              Vice President - Finance and Treasurer